UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

July 28, 2005

Datameg Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-107715	13-3134389
(Commission File Number)	(IRS Employer Identification No.)

9 West Broadway, Boston MA	02127
(Address of Principal Executive Offices)	(Zip Code)

(413) 642 0160

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Principal Officers

On July 28, 2005, Datameg Corporation announced the appointment of Joshua E. Davidson to the position of Vice President, Finance. In this position, Mr. Davidson will be responsible for leading the finance and administration efforts that support the ongoing development and deployment of Datameg’s test and measurement tools and voice quality assurance services for IP-centric applications. Mr. Davidson will report directly to Mark P. McGrath, Datameg’s president and chief executive officer.

Effective as of July 1, 2005, Datameg and Mr. Davidson entered into a letter agreement, attached as Exhibit 10.1 to this Current Report on Form 8-K, under which Datameg will pay to Mr. Davidson $700 per day (or $350 per half day) that he performs services for Datameg. During each quarter, Mr. Davidson is expected to devote approximately the following amounts of time to the Company’s business: (i) four to five days per week for three weeks of each quarter, and (ii) 1.5 days per week for ten weeks of each quarter. The letter agreement provides that Datameg will not pay aggregate compensation to Mr. Davidson for a quarter exceeding $25,000 unless duly authorized in writing or by electronic mail by Datameg’s Chairman and Chief Executive Officer with respect to that quarter.

In connection with his appointment as Vice President, Finance, Datameg granted to Mr. Davidson a one-time signing bonus of one million restricted shares of Datameg common stock, of which 50% (500,000 shares) were issued in July 2005 and the remaining 50% (500,000 shares) will be issued on January 3, 2006, provided that Mr. Davidson’s consulting arrangements with Datameg have not been terminated. Under the letter agreement, Mr. Davidson performs services for Datameg as an independent contractor and not as a Datameg employee.

Item 8.01 Other Events

On July 28, 2005, we issued a press release announcing the appointment of Joshua E. Davidson to the position of Vice President, Finance. A copy of that press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 - Financial Statements and Exhibits

Exhibit 10.1	-	Letter Agreement by and between Joshua E. Davidson and Datameg Corporation dated as of July 1, 2005

Exhibit 99.1	-	Press Release dated July 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Datameg Corporation

Date: August 1, 2005	By:	/s/ Mark P. McGrath
Mark P. McGrath,
Chairman and
Chief Executive Officer